Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-201211, No. 333-207945, and No. 333-204835) and Form S-8 (No. 333-192594) of Arc Logistics Partners LP (the “Partnership”) of our report dated March 11, 2016 relating to the consolidated financial statements of the Partnership, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

March 11, 2016